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                                                                    Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

         We have issued our report dated January 15, 1998 (except for note 2, as to which the date is March 19, 1998) accompanying the consolidated financial statements of JeffBanks, Inc. and Subsidiaries appearing in the 1997 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 1997 which are incorporated by in this Amendment No. 1 to the Registration Statement (File no. 333-51253) and Joint Proxy Statement/Prospectus. We consent to the incorporation by in this Registration Statement and Joint Proxy Statement/Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP
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GRANT THORNTON LLP
Philadelphia, Pennsylvania
May 22, 1998